Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 4 day of September, 2008 (“Effective Date”), by and between ADESA ATLANTA, LLC, a New Jersey limited liability company (“Seller”), and FIRST INDUSTRIAL ACQUISITIONS, INC., a Maryland corporation (“Buyer”).

1. SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined).

1.1. Property. For purposes of this Agreement, the term “Property” shall mean those certain parcels of land described on Exhibit A-1 attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed by the parties hereto that the term “Property” does not include any improvements located on the Land, including, but not limited to, those certain buildings constructed on the Land and utilized by Seller for the operation of its business operations (individually or collectively, as the case may be, the “Building”), or any other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Building (all such improvements being collectively referred to as the “Improvements”).

1.2. Ground Lease. Seller has advised Buyer that Seller does not own fee simple title to Tracts 1 through 4 of the Land described on Exhibit A-1 attached hereto (the “Leased Fulton Land”). The Leased Fulton Land is owned by the Development Authority of Fulton County (“DAFC”) and leased to Seller pursuant to that certain Lease Agreement, dated as of December 1, 2002 (“Ground Lease”), between the DAFC, as landlord, and Seller, as tenant. DAFC has assigned its interest under the Ground Lease to SunTrust Bank, as trustee (“Trustee”) under a Trust Indenture dated as of December 1, 2002 (the “Indenture”) between DAFC and the Trustee, as security for the payment of principal, interest and any premium on those certain Taxable Economic Development Revenue Bonds (ADESA Atlanta, LLC Project) Series 2002 and any additional bonds issued under the Indenture (collectively, the “Bonds”). As a part of the subject transaction, Seller shall assign to Buyer Seller’s entire right, title, entitlement and interest (beneficial or otherwise), if any, in, to and under the Ground Lease, the Indenture and the Bonds (as each may amended pursuant to Section 1.3 hereof).

1.3. Wetlands Parcel. Seller has advised Buyer that Seller holds fee simple title to the 20.85 acre parcel of Land described as Tract 5 on Exhibit A-1 attached hereto (the “Fee Parcel”). The Fee Parcel was inadvertently excluded from the Leased Fulton Land that was previously transferred by Seller to the DAFC and leased to Seller by the DAFC pursuant to the Ground Lease, and is therefore not a leased parcel under the Ground Lease. Seller intends, on or prior to the Closing Date, to convey the Fee Parcel to the DAFC and amend the Ground Lease to subject the Fee Parcel to the Ground Lease. Accordingly, Seller has requested that the DAFC accept a transfer of the Fee Parcel and amend the Ground Lease to add the Fee Parcel as leased parcel (the “Ground Lease Amendment”). It shall be a Condition Precedent to Buyer’s obligations to close as set forth in this Agreement that, on or prior to the Closing, title to the Fee Parcel be transferred to DAFC and that the Ground Lease Amendment be executed and delivered by the applicable parties, together with any applicable amendments to any related documents, including the Indenture and/or the Bonds as necessary (collectively, the “Ground Lease Amendment Condition Precedent”).

2. PURCHASE PRICE. The total purchase price to be paid to Seller by Buyer for the Property shall be Seven Million Five Hundred Thirty-Four Four Hundred Eighty and No/100 Dollars ($7,534,480.00) (the “Purchase Price”). Provided that all conditions precedent to Buyer’s obligations to close as set forth in this Agreement (“Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

3. CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail through an escrow with the Title Company (as hereinafter defined) on the basis of a “New York-style” closing. The Closing shall occur on or before September 30, 2008, or at such other time as the parties may agree upon in writing (the “Closing Date”). The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Buyer, subject, however, to the terms and conditions of Section 13 below.

4. PROPERTY INSPECTION.

4.1. Basic Property Inspection. At all times prior to Closing, including times following the “Review Period Expiration Date” (which Review Period Expiration Date is defined to be September 26, 2008), Buyer, its agents and representatives shall be entitled to conduct a “Due Diligence Inspection,” which includes the rights to: (i) enter upon the Land and Improvements, on reasonable notice to Seller during normal business hours, to perform inspections and tests of the Land and the Improvements, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof (collectively, the “HVAC System”) and environmental studies and investigations of the Land and the Improvements (including, without limitation, a so-called “Phase I” study and, if required in the judgment of Buyer’s environmental consultant, a so-called “Phase II” study); (ii) examine and copy any and all books, records, correspondence, financial data, and all other documents and matters, public or private, maintained by Seller or its agents (the “Records”), and relating to receipts and expenditures pertaining to the ownership and operation of the Property for the three most recent full calendar years and the current calendar year; (iii) make investigations with regard to zoning, environmental, building, code and other legal requirements; and (iv) make or obtain market studies and real estate tax analyses. Prior to Buyer or any of its agents or representatives physically entering upon any portion of the Land or Improvements to conduct any test, inspection, evaluation, examination, study or investigation, Buyer shall cause to be delivered to Seller evidence of commercial general liability insurance for bodily injury and property damage in an amount not less than $3,000,000 aggregate naming Seller as an additional insured thereunder and otherwise in a form reasonably acceptable to Seller. If, at any time prior to the Review Period Expiration Date, Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Buyer’s criteria for the purchase, financing or operation of the Property in the manner contemplated by

Buyer, or if Buyer, in its sole and absolute discretion, otherwise determines that the Property is unsatisfactory to it, then Buyer may terminate this Agreement by written notice to Seller, with a copy to First American Title Insurance Company (“Escrowee”), given not later than 5:00 P.M. (Chicago time) on the Review Period Expiration Date, whereupon the provisions of Section 21.8 governing a permitted termination by Buyer of the entire Agreement shall apply.

4.2. Indemnification. Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 4 to be performed in a manner that does not unreasonably disturb or disrupt the business operations at the Land or Improvements. In the event that, as a result of Buyer’s Due Diligence Inspection, any damage occurs to the Property or Improvements, then Buyer shall promptly repair such damage at Buyer’s sole cost and expense. Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses, including, but not limited to, reasonable fees of attorneys (collectively, “Losses”) that Seller actually suffers or incurs as a direct result of (i) a breach of Buyer’s agreements set forth in this Section 4 in connection with the Due Diligence Inspection or (ii) physical damage to the Property or bodily injury caused by any act of Buyer or its agents, employees or contractors in connection with the right of inspection granted under this Section 4. The terms of this Section 4.2 shall survive the termination of this Agreement for one (1) year.

5. TITLE AND SURVEY MATTERS.

5.1. Conveyance of Title to Land. At Closing, Seller shall assign to Buyer Seller’s entire right, title, entitlements and interest in, to and under the Ground Lease (as such Ground Lease shall be amended pursuant to Section 1.3 hereto) (“Ground Lease Assignment”). The Ground Lease Assignment shall be in the form attached hereto as Exhibit J. Buyer shall, at Seller’s sole cost, obtain a commitment with respect to the Property (the “Title Commitment”) issued by First American Title Insurance Company, through its National Title Services in Chicago, Illinois (the “Title Company”), for a leasehold title insurance policy (the “Title Policy”), ALTA Policy Form 2006, if available (if not available, then Form B-1992), in the full amount of the portion of the Purchase Price. It shall be a Condition Precedent to Buyer’s obligation to proceed to Closing that, at Closing, the Title Company shall issue a pro forma or “mark-up” of the Title Policy to Buyer insuring Buyer as the owner of the leasehold interest in the Property for the full amount of the Purchase Price, which Title Policy shall provide full “extended form” coverage and all of the following endorsements: (i) an ALTA 3.1 zoning endorsement (with parking); (ii) a survey endorsement; (iii) a tax parcel endorsement; (iv) an owner’s comprehensive endorsement; and (v) an access endorsement (collectively, “Endorsements”), if and to the extent that such Endorsements are available in the applicable jurisdiction and approved for issuance by the Title Company.

5.2. Survey. Buyer shall, at Seller’s sole cost, order an as-built survey of the Land and Improvements of the Property (the “Survey”), prepared by a surveyor duly registered in the state of Georgia, and certified by said surveyor as having been prepared in accordance with the most currently available minimum detail and classification requirements of the land survey standards of the American Land Title Association. Should the Survey indicate the presence of any encroachments by or upon the Property, or other matters that do or could adversely affect the value or marketability of title to the Property, or other matters that do or could adversely affect Buyer’s use, operation or financing of such parcel of Land, such matters shall be considered Defects (as defined in Section 5.3), and the cure provisions set forth in Section 5.3 shall apply.

5.3. Defects and Cure. If the Title Commitment, the Survey or any update to either of the foregoing, (“Title Evidence”) discloses unpermitted claims, liens, exceptions or conditions (the “Defects”), said Defects shall be cured and removed by Seller from the Title Evidence prior to Closing in accordance with this Section 5.3.

5.3.1. Mandatory Cure Items. On or prior to Closing, Seller shall be unconditionally obligated to cure or remove the following Defects (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below): (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller (except the Indenture); (b) judgment liens against any or all of Seller or its shareholders, partners or members, as the case may be, and the officers, directors, employees, agents or duly authorized managing agent of any or all of Seller or its shareholders, partners or members, as the case may be (collectively “Seller Parties”); (c) tax liens; (d) broker’s liens based on the written agreement of Seller or any Seller Parties; and (e) any mechanics liens that are based upon a written agreement between either (x) the claimant (a “Contract Claimant”) and any or all of Seller and the Seller Parties, or (y) the Contract Claimant and any other contractor, supplier or materialman with which any or all of Seller and the Seller Parties has a written agreement. Notwithstanding anything to the contrary set forth herein, if, prior to Closing, Seller fails to so cure or remove (or insure over, in a form and substance reasonably acceptable to Buyer) all Liquidated Defects, then Buyer may either (1) terminate this Agreement by written notice to Seller, in which event the provisions of Section 21.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (2) proceed to close with title to the Property as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure or remove (by endorsement or otherwise, as reasonably determined by Buyer, acting in good faith) the Liquidated Defects.

5.3.2. Other Defects. Buyer may deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Evidence that is not a Liquidated Defect (“Other Defects”): (a) that is evidenced by the Title Evidence, except that Buyer may not raise objection to any or all of the Ground Lease, the Indenture or the Bonds, or (b) that first arises, or is first disclosed to Buyer, subsequent to the delivery of the applicable item of Title Evidence to Buyer, and that renders title unacceptable to Buyer. Seller shall be obligated to advise Buyer in writing (“Seller’s Cure Notice”) within three (3) business days after Buyer delivers any Title Objection Notice, which (if any) of the Other Defects specified in the applicable of Title Objection Notice Seller is willing to cure (the “Seller’s Cure Items”). If Seller delivers a Seller’s Cure Notice, and identifies any Seller’s Cure Items, Seller shall be unconditionally obligated to cure or remove the Seller’s Cure Items prior to the Closing. In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that Seller’s Cure Notice (specifying Seller’s Cure Items) does not include each and every Other Defect specified in each Title Objection Notice, then Buyer may either (A) elect to terminate this Agreement by written notice to Seller, in which event the provisions of Section 21.8 governing a permitted termination by Buyer of the entire Agreement shall apply, or (B) proceed to close, accepting title to the Property subject to those Other Defects not included in Seller’s Cure Notice. For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title (other than Liquidated Defects) that are set forth in the Title Evidence, but not objected to by Buyer in a Title Objection Notice; and (ii) any Other Defects that Seller elects, or is deemed to have elected, not to cure, but despite which, pursuant to (B) above, Buyer nevertheless elects to close.

6. SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date:

6.1. Seller’s Representations.

6.1.1. Cellular Tower Leases. To Seller’s knowledge, there are no cellular tower leases to which Seller is a party and that encumber all or any portion of the Land and Improvements.

6.1.2. Contracts. There are no contracts of any kind relating to the management or leasing of the Property, except this Agreement and those “Contracts” listed on Schedule 6.1.2. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it where such failure remains continuing, nor alleging that Seller is otherwise in default, which default remains continuing, under any of such Contracts. Buyer shall not assume any of the Contracts.

6.1.3. Environmental Matters. Seller hereby represents to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date, except to the extent expressly and specifically contradicted by any environmental studies or investigations of the Land or the Improvements commissioned or otherwise obtained by Buyer or provided by Seller (including, without limitation, so-called “Phase I” studies and “Phase II” studies):

6.1.3.1. To Seller’s knowledge, the Property has been operated during Seller’s period of ownership (and/or, in the case of the Leased Fulton Land, use pursuant to the Ground Lease) in material compliance with all applicable Environmental Laws and Environmental Permits.

6.1.3.2. To Seller’s knowledge, there have been no past (which remain unremedied or unresolved), and Seller has not received any written notice of any pending or threatened: (a) claims, complaints, or notices seeking to hold Seller liable with respect to any material violation or alleged material violation of any applicable Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of any portion of the Property, and (b) claims, complaints or notices regarding any actual, potential or alleged material liability or obligation under or material violation of any applicable Environmental Law or Environmental Permit by Seller or any of its affiliates with respect to any portion of the Property.

6.1.3.3. Seller has not received any written notice alleging liability related to Releases of Hazardous Materials at, on, under, near, in or about any portion of the Property which remain unremedied or unresolved.

6.1.3.4. To Seller’s knowledge, no conditions exist at, on, in or under any portion of the Land that does or will, with the passage of time, constitute a Hazardous Condition or would reasonably be expected to give rise to any material claim, liability or obligation under any applicable Environmental Law or Environmental Permit against Seller.

6.1.3.5. To Seller’s knowledge, none of Seller or any other person or entity for which Seller is or may be held responsible has transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Material from any portion of the Property except in material compliance with applicable Environmental Laws.

6.1.3.6. All Containers located at any portion of the Property are in material compliance with all applicable Environmental Laws. Seller has not removed, closed or abandoned any Containers at the Property, except in material compliance with all applicable Environmental Laws, nor to Seller’s knowledge, has any other party done so during Seller’s ownership of the Property except in material compliance with all applicable Environmental Laws.

6.1.3.7. Seller has not received any written notice alleging or advising of liability related to the existence of any PCBs or friable or damaged asbestos at any portion of the Property. Seller has not removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from any portion of the Property except in material compliance with applicable Environmental Laws. To Seller’s knowledge, there does not currently exist any PCBs or damaged or friable asbestos at the Property.

Unless the context otherwise requires, the capitalized terms used in this Section 6.1.3 shall have the meanings respectively ascribed to them in Exhibit B.

6.1.4. Compliance with Laws and Codes. Seller has not received any written notice advising or alleging that, and Seller has no knowledge that, the entirety of the Property and the Improvements, and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including Environmental Laws), licenses, permits and authorizations (collectively, “Laws”). To Seller’s knowledge, there are presently and validly in effect all licenses, permits and other authorizations necessary for the use, occupancy and operation of the Property as it is presently being operated.

6.1.5. Litigation. Except as set forth on Schedule 6.1.5, there are no pending, or, to Seller’s knowledge, threatened, judicial, municipal or administrative proceedings affecting the Property, or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the

Property or by reason of the condition, use of, or operations on, the Property that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Property or on Seller’s ability to consummate the transactions contemplated by this Agreement. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or reorganization proceedings are pending, or, to Seller’s knowledge, threatened, against Seller.

6.1.6. Re-Zoning. Seller is not a party to, nor to Seller’s knowledge does there exist, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof.

6.1.7. Authority. The execution and delivery of this Agreement by Seller, and the performance of its obligations under this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. To Seller’s knowledge, no consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or, to Seller’s knowledge, the Property are bound; or (ii), to Seller’s knowledge, violate any restriction, court order or other legal obligation to which Seller and/or the Property is subject.

6.1.8. Real Estate Taxes. Seller has not received written notice of any proposed increase in the assessed valuation of the Property. There is not now pending, and Seller agrees that it will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property. There are no outstanding written agreements with attorneys or consultants with respect to the real estate taxes payable with respect to the Property that will be binding on Buyer or the Property after the Closing. Other than the amounts disclosed by tax bills with respect to the Property and Improvements, to Seller’s knowledge, no special assessments of any kind (special, bond or otherwise) are or have been levied against the Property, or any portion thereof, that are outstanding or unpaid.

6.1.9. Lease Matters. Except with respect to the Ground Lease or as is disclosed by the Title Commitment for the Property or as set forth on Schedule 6.1.2, Seller is not a party to any agreement granting to any third party a possessory interest in all or any portion of the Land, whether a lease, a license or otherwise. The Ground Lease is in full force and effect. Seller has not received any written notice of any alleged default thereunder, nor to Seller’s knowledge, has any event occurred which, with the giving of notice or the passage of time, or both, will constitute a default under the Ground Lease by either party thereto. To Seller’s knowledge, the Indenture and the Bonds are in full force and effect. Seller has not received any written notice of any alleged default under the Bonds nor, to Seller’s knowledge, has any event occurred which, with the giving of notice or the passage of time or both, will constitute a default under any or all of the Indenture and the Bonds.

6.1.10. United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

6.1.11. Condemnation. Seller has not received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Property.

6.1.12. Private Restrictions. To Seller’s knowledge, there is no outstanding violation of or failure to timely comply with any or all of the requirements of any private restrictions (a) encumbering all or some portion of the Land and (b) evidenced by a written document recorded against all or some portion of the Land (whether a deed; covenants, conditions and restrictions; or otherwise).

6.1.13. Utilities. Seller has not received any written notice advising or alleging of the existence of any fact or condition that would or could result in the termination or impairment of the furnishing of service to the Property of water, sewer, gas, electric, telephone, drainage or other such utility services.

6.1.14. Zoning. Seller has not received any written notice alleging that any or all of the Land (inclusive of the Leased Fulton Land) violates any applicable Law with respect to zoning and zoning-related matters (“Zoning Laws”). To Seller’s knowledge, all of the Land (inclusive of the Leased Fulton Land) and the Improvements thereon (including, but not limited to, parking areas) are in compliance with all applicable Zoning Laws.

As used in this Section 6.1, references to the “knowledge” of Seller means the actual knowledge of each and all of Eric Loughmiller, Warren Byrd and Kevin Neal.

6.2. Limitations. The representations and warranties of Seller to Buyer contained in Section 6.1 hereof (the “Seller Representations”) shall survive the Closing Date and the delivery of the Deed for a period of one (1) year. No claim for a breach of any Seller Representation shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said one (1) year survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller within eighteen (18) months after Closing.

7. COVENANTS OF SELLER. From and after the Effective Date, Seller hereby covenants with Buyer as follows:

7.1. Leasing Activities. Notwithstanding anything contained herein to the contrary, Seller shall not execute and enter into any lease, license or occupancy agreement for all or some portion of the Land (a “New Lease”) (excluding, however, the Ground Lease Amendment) unless Seller obtains Buyer’s advance written consent to such New Lease, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2. Ground Lease Estoppel Certificate. It shall be a Condition Precedent to Buyer’s obligation to proceed to close hereunder that, on or prior to the Closing, Seller delivers to Buyer an estoppel certificate from DAFC with respect to the Ground Lease, which estoppel certificate shall be without material modification to the form of estoppel certificate attached hereto as Exhibit F (the “Estoppel Certificate”). If Seller fails to timely deliver to Buyer the Estoppel Certificate, Buyer may either (i) proceed to Closing and waive such Condition Precedent or (ii) terminate this Agreement by delivery of written notice to Seller on or before the Closing, in which event neither party shall have any further liabilities or obligations hereunder except those liabilities and obligations that expressly survive a termination of this Agreement.

7.3. Insurance. Seller shall maintain its existing insurance policies with respect to the Building continuously in force through and including the Closing Date.

7.4. Operation of Property. From and after the Effective Date and through and including the Closing Date, Seller shall operate and maintain the Property in the same manner in which it is being operated and maintained as of the Effective Date; and shall perform, prior to delinquency, all of Seller’s obligations under the Contracts, governmental approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, at Closing, Seller shall deliver the Property in substantially the same condition as exists on the Effective Date, reasonable wear and tear, Casualty Damage and Eminent Domain (as such terms are defined in Section 13) excepted.

7.5. No Assignment. After the Effective Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein except as otherwise contemplated by Section 1.3 hereof. Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Land or the Improvements without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall not enter into any agreement, arrangement or understanding, formal or informal, for the sale of the Property, whether conditional or otherwise.

7.6. Change in Conditions. Seller shall, to the extent Seller obtains actual knowledge thereof, promptly notify Buyer of any change in any condition with respect to the Property, or of the occurrence of any event or circumstance, that makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading, or any covenant of Seller under this Agreement incapable of being performed or any Condition Precedent incapable of being satisfied.

7.7. Intentionally Deleted.

7.8. Compliance with Applicable Building, Health and Safety Requirements. If, as a direct result of, or as a condition precedent to, the transfer of any Property, any applicable Governmental or quasi-Governmental Authority (as defined in Exhibit B) requires the performance of any inspection by or on behalf of any such Governmental Authority (collectively, “Title Transfer Requirements”), then, on or prior to the Review Period Expiration Date, Seller shall advise Purchaser, in writing, whether or not Seller shall, at Seller’s sole cost and expense, cause all such Title Transfer Requirements to be performed prior to Closing. If Seller advises Purchaser that Seller will not comply with the Title Transfer Requirements, then Purchaser shall have the unilateral right to terminate this Agreement by providing written notice thereof to Seller within three (3) business days after Buyer’s receipt of Seller’s written response concerning such Title Transfer Requirements and, upon such termination, neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder. If any inspections performed pursuant to this Section 7.9 require improvements, repairs or replacements to be made at any portion of the Property as a matter of law in order to permit the conveyance of such portion of the Property and Seller elects to proceed, as described above, it shall be a Condition Precedent that such improvements, repairs or replacements have been performed as of the Closing Date. In the event that, after Closing, it is disclosed that any Title Transfer Requirements have not been performed, then promptly after notice from Buyer, Seller shall, at Buyer’s option, perform such unsatisfied Title Transfer Requirements or reimburse Buyer for any costs and expenses incurred by Buyer in connection with the performance thereof.

All covenants made in this Agreement by Seller shall survive the Closing for a period of one (1) year and shall not be merged into any instrument of conveyance delivered at Closing.

8. ADDITIONAL CONDITIONS PRECEDENT TO CLOSING. In addition to the other conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Buyer’s obligation to close hereunder:

8.1. Physical Condition. The physical condition of the Land shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Casualty Damage or Eminent Domain.

8.2. Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Buyer’s reasonable judgment, materially and adversely affect the value or marketability of the Property, or the ability of Seller to operate the Property in the manner it is being operated on the Effective Date.

8.3. Real Estate Taxes. As of the Closing Date, there shall have been no actual or pending reassessment of the value of the Property for the purpose of calculating real estate taxes and resulting in an increase in the assessed value of the Property, other than a reassessment in the ordinary course of general applicability.

8.4. Zoning. On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Property, or any portion thereof.

8.5. Representations and Warranties. As of the Closing Date, the representations and warranties made by Seller to Buyer as of the Effective Date shall be true, accurate and correct as if specifically remade at that time.

8.6. Lease and Guaranty. On or prior to the Closing Date, Seller, as tenant, shall have executed and entered into a ground sublease for the Land (the “Lease”). The Lease shall be in the general form attached hereto and incorporated herein as Exhibit I (“Form Lease”), and the initial rate of Base Rent (as defined in the Form Lease) for the Lease shall be, on a per annum basis, 8.6% of that portion of the Purchase Price allocated to the Land and the respective Improvements located thereon. The Lease shall be cross-defaulted with those certain leases entered into pursuant to that certain Purchase and Sale Agreement of even date herewith by and between First Industrial Acquisitions, Inc. and ADESA California, LLC, ADESA San Diego, LLC, ADESA Texas, Inc., ADESA Washington, LLC and ADESA Florida, LLC, as applicable. All of the obligations imposed on Seller, as tenant, under the Lease shall be guaranteed pursuant to that certain Guaranty of Lease issued by KAR Holdings, Inc. (the “Guaranty”), which Guaranty shall be in the form attached hereto as Exhibit K.

8.7. Ground Lease. Seller shall have procured from the DAFC, at Seller’s sole cost, any consent or approval required as a condition precedent to the assignment of the Ground Lease from Seller to Buyer.

9. SELLER’S CLOSING DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:

9.1. Assignment of Ground Lease. Two (2) duly executed counterparts of an Assignment and Assumption of Ground Lease (the “Assignment of Lease”) in the form attached hereto as Exhibit J.

9.2. Estoppel Certificate. The Estoppel Certificate received by Seller pursuant to Section 7.2 above.

9.3. Memorandum of Ground Lease. The Memorandum of Sub-Ground Lease with respect to the Lease, in the form of Exhibit C attached hereto and incorporated herein by this reference (“Memorandum of Ground Lease”).

9.4. Lease. Duplicate originals of the Lease, duly executed by Seller.

9.5. Guaranty. Duplicate originals of the Guaranty, executed by KAR Holdings, Inc.

9.6. ALTA Statement. If required by the Title Company, an Owner’s Affidavit and a “gap” affidavit, each executed by Seller and in form and substance reasonably acceptable to the Title Company.

9.7. Original Documents. To the extent not previously delivered to Buyer, an original of the Ground Lease, together with certified (as to correctness and completion) copies of the Indenture and Bonds.

9.8. Closing Statement. A closing statement conforming to the prorations and other relevant provisions of this Agreement.

9.9. [Deleted]

9.10. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

9.11. [Deleted]

9.12. Closing Certificate. A certificate, signed by Seller, certifying to the Buyer that the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing Date and that all covenants required to be performed by Seller prior to the Closing Date have been performed, in all material respects.

9.13. Other. Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

10. CLOSING DELIVERIES. At Closing Buyer shall cause the following to be delivered to Seller:

10.1. Purchase Price. The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.

10.2. Assignment of Ground Lease. Duplicate originals of the Assignment of Lease executed in counterpart by Buyer.

10.3. Closing Statement. A closing statement conforming to the prorations and other relevant portions of this Agreement.

10.4. Lease and Memorandum of Ground Lease. The Lease and the Memorandum of Ground Lease, executed in counterpart by Buyer.

10.5. Other. Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

11. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

11.1. Operating Expenses. Under the terms of the Lease, Seller, as tenant, shall be solely responsible for the payment of all utility charges and other operating expenses, whether accruing prior to, on or after the Closing Date; therefore, the parties shall not prorate those items.

11.2. Assessments. No assessments, general or special, shall be prorated as of the Closing Date, as Seller, as tenant, shall be responsible for the timely payment thereof under the Lease, regardless of whether such assessments accrue prior to, on or after the Closing Date.

11.3. Taxes. Seller and Buyer acknowledge that all ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be paid by the Seller, as tenant, under the Lease regardless of whether such taxes accrue prior to, on or after the Closing Date, and, as such, such taxes shall not be prorated at the Closing.

11.4. Rent. At Closing, Seller shall pay to Buyer the Base Rent and any Additional Rent (as defined in the Form Lease) due from Seller, as tenant, under the Lease for the period of time from (and inclusive of) the Closing Date through the last day of the calendar month in which the Closing occurs.

The obligations of the parties pursuant to this Section 11 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

12. CLOSING EXPENSES. Seller shall pay the entire cost of the premium for the Title Policy (inclusive of Endorsements), all state, county and municipal transfer taxes, all recording costs, the cost of the Survey, any pre-payment penalties associated with the payment of any indebtedness encumbering the Land or the Improvements, any expenses relating to the assignment of the Ground Lease and existing warranties to Buyer, all costs of any escrows hereunder, all of Buyer’s out-of-pocket costs incurred in connection with its Due Diligence Inspection and all of Buyer’s reasonable legal fees incurred in connection with the subject transaction up to and including the Closing (collectively, the “Closing Expenses”). If Buyer consummates the subject transaction, Buyer shall not be responsible for any costs or expenses in connection with this Agreement, the Lease and the subject transaction; provided, however, if and only if Buyer terminates this Agreement as a result of its Due Diligence Inspection, Buyer shall pay any and all costs due to the Title Company for work performed in connection with the transactions contemplated by this Agreement, all costs of the Survey, all of Buyer’s out-of-pocket costs incurred in connection with its Due Diligence Inspection and all of Buyer’s legal fees. In the event the Closing does not occur due to the failure of the Ground Lease Amendment Condition Precedent to occur, Seller shall pay all of the Closing Expenses.

13. DESTRUCTION, LOSS OR DIMINUTION OF IMPROVEMENTS. If, prior to Closing, all or any portion of the Land or the Improvements is damaged by fire or other natural casualty (collectively “Casualty Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

(a)	If the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is $1,000,000 or less (whether affecting one or more of the Properties and, therefore, on a collective basis), in the opinion of Buyer’s and Seller’s respective engineering consultants, Buyer shall close and take the Property as diminished by such events, provided that the Lease are executed and delivered at Closing and the parties shall, therefore, proceed in accordance with Section 18 of the Lease.

(b)

If (x) the aggregate cost of repair and/or replacement of the Casualty Damage is greater than $1,000,000 (whether affecting one or more of the Properties and, therefore, on a collective basis), in the opinion of Buyer’s and Seller’s respective engineering consultants, or (y) in the event of an

Eminent Domain, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Section 21.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (ii) proceed to close provided that the Lease are executed and delivered at Closing and the parties shall, therefore, proceed in accordance with Section 18 of the Lease. The proceeds and benefits under any rent loss policies attributable to the period following the Closing shall be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

(c)	In the event of a dispute between Seller and Buyer with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 13, an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Buyer and Seller.

14. DEFAULT.

14.1. Default by Seller. If any of Seller’s Representations contained herein are not true and correct on the Effective Date and on the Closing Date, or if Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Buyer may elect, as its sole and exclusive remedy, either to (i) terminate Buyer’s obligations under this Agreement by written notice to Seller with a copy to Escrowee; or (ii) file an action for specific performance. Seller agrees that in the event Buyer elects (ii) above, Buyer shall not be required to post a bond or any other collateral with the court or any other party as a condition to Buyer’s pursuit of an action. Notwithstanding the foregoing, in the event Seller defaults in any of its post-closing obligations, Buyer shall have all of its remedies at law and in equity on account of such default.

14.2. Default by Buyer. In the event Buyer fails to perform any of the covenants and agreements contained herein to be performed by Buyer within the time for performance as specified herein (including Buyer’s obligation to close), Seller shall have all of its remedies at law or in equity on account of such default.

15. SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE.

15.1. Assignment. The terms, conditions and covenants of this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Buyer or Seller during the term of this Agreement, except as expressly provided herein. Buyer may assign all or any of its right, title and interest under this Agreement to (i) any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”); (ii) any affiliate of Buyer or First

Industrial, L.P. (a “Buyer Affiliate”); and (iii) any joint venture, limited liability company or partnership in which Buyer or any Buyer Affiliate has a direct or indirect interest. In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder. Seller may assign all or any of its right, title and interest under this Agreement to an Intermediary in connection with an Exchange, in which event its assignee shall be deemed to be the Seller hereunder for all purposes hereof, and shall have all rights of Seller hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder.

15.2. Tax-Deferred Exchange. In the event either or both of Seller and Buyer elects to assign this Agreement to an Intermediary, the other shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.

16. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Seller:	c/o ADESA, Inc. 13085 Hamilton Crossing Blvd. Suite 500 Carmel, IN 46032 Attn: Michelle Mallon Fax: (317) 249-4501

With a copy to its attorneys:	Winston & Strawn LLP 35 W. Wacker Dr. Chicago, IL 60601 Attn: Ankur Gupta Fax: (312) 558-5700

Buyer:	First Industrial Acquisitions, Inc. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Johannson Yap Fax: (312) 922-6320

With a copy to:	First Industrial Acquisitions, Inc. 2425 E. Camelback Road Suite 785 Phoenix, AZ 85016 Attn: Kevin Czerwinski Fax: (602) 381-6830

With a copy to its attorneys:	Barack Ferrazzano Kirschbaum & Nagelberg, LLP 200 West Madison Street Suite 3900 Chicago, Illinois 60606 Attn: Suzanne Bessette-Smith Fax: (312) 984-3150

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

17. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 15 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

18. LIMITATION OF LIABILITY. Upon the Closing, Buyer shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Except with respect to the foregoing obligations, Buyer shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

19. BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 19 shall survive the Closing or any earlier termination of this Agreement.

20. RESTRICTIONS AND ESTOPPELS. Seller acknowledges that, in the course of Buyer’s performance of Buyer’s review of the condition of title to the Land pursuant to Sections 4 and 5 above, Buyer may determine (and so advise Seller in writing, including via email message) that certain portions of the Land are encumbered by Restrictions. In such instances, Buyer may request in writing that Seller procure and deliver to Buyer estoppel certifications with respect to certain or all Restrictions so as to provide Buyer with written confirmation of current compliance with the terms of such Restrictions (“Restrictions Estoppels”). The parties acknowledge that the Restrictions Estoppels will be issued by both private property owners and associations formed for the purpose of enforcing certain of the Restrictions. Seller and Buyer acknowledge and agree that Seller may not be able to procure all of the Restrictions Estoppels on or before the Closing Date. Seller hereby covenants and agrees that it shall use its reasonable, diligent and good faith efforts to procure and deliver to Buyer all of the outstanding Restrictions Estoppels as soon as is reasonably possible after the Closing Date, all at Seller’s sole cost and expense; provided, however, such obligation shall terminate with respect to any Restrictions Estoppels not received within ninety (90) days of the Closing. All Restrictions Estoppels shall be in form and substance reasonably acceptable to Buyer. The provisions of this Section 20 shall survive the Closing for a period of ninety (90) days.

21. MISCELLANEOUS.

21.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

21.2. Time of the Essence. Time is of the essence of this Agreement.

21.3. Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Illinois.

21.4. Conditions Precedent. The obligations of Buyer to make the payments described in Section 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Condition Precedent for any reason whatsoever, Buyer may elect, in its sole discretion, to terminate this Agreement in which event the provisions of Section 21.8 governing a permitted termination by Buyer of the entire Agreement shall apply.

21.5. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

21.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

21.7. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

21.8. Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.

21.9. No Reliance. This Agreement represents the full and complete agreement between Seller and Buyer. Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement. All discussions, negotiations and writings have been and are merged into this Agreement.

21.10. Counterparts. This Agreement may be executed in any number of identical counterparts all of which, when taken together, shall constitute a complete original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

ADESA ATLANTA, LLC, a New Jersey limited liability company

By:	/s/ Paul J. Lips
Paul J. Lips, manager

S-1

BUYER:

FIRST INDUSTRIAL ACQUISITIONS, INC., a Maryland corporation

By:	/s/ David Harker
Name:	David Harker
Its:	Executive Director - Investment

S-2

SCHEDULE OF EXHIBITS AND SCHEDULES

A	Legal Descriptions

B	Certain Definitions

C	Memorandum of Sub-Ground Lease

D	[Deleted]

E	[Deleted]

F	Ground Lease Estoppel

G	[Deleted]

H	[Deleted]

I	Form of Lease

J	Assignment and Assumption of Ground Lease

K	Guaranty of Lease

Schedule 6.1.2     Contracts

Schedule 6.1.5     Litigation

EXHIBIT A

Legal Descriptions of the Land

A-1

EXHIBIT B

Certain Definitions

1. “Container” or “Containers” means: (i) above-ground and underground storage tanks and related equipment; and (ii) barrels, drums, containers, clarifiers, oil/water separators, and any piping containing or previously containing any Hazardous Material.

2. “Environmental Law” or “Environmental Laws” means all present federal, state and local statutes, regulations and ordinances and final court orders issued with respect to Seller and/or the Property, which pertain to environmental matters or contamination of any type whatsoever, as such have been amended, modified or supplemented from time to time (including all present amendments thereto and re-authorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) Containers; and (vi) notification requirements relating to the foregoing.

3. “Environmental Permit” or “Environmental Permits” means licenses, certificates, permits, directives, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law.

4. “Governmental Authorities” means any agency, commission, department or body of any municipal, township, county, local, state or Federal government having jurisdiction or authority over all or any portion of the Property or the management, operation, use or improvement thereof.

5. “Hazardous Conditions” refers to the existence or presence of any Hazardous Materials on, in, under or at the Property or any portion thereof (including groundwater) that requires investigation or remediation under applicable Environmental Laws.

6. “Hazardous Material” or “Hazardous Materials” means any pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, hazardous or extremely hazardous waste, dangerous or toxic waste, and any substance or other material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) asbestos, asbestos-containing material, presumed asbestos-containing material, polychlorinated biphenyls (“PCBs”), solvents and waste oil; (ii) any “hazardous substance” as defined under CERCLA; and (iii) any “hazardous waste” as defined under RCRA.

7. “Release” means any discharge, emission, escape, injection, leak, migration, spill, dumping or other release of any Hazardous Material into the environment, except as allowed or permitted under applicable Environmental Laws or Environmental Permits.

B-1

EXHIBIT C

Memorandum of Ground Lease

C-1

EXHIBIT D

[Deleted]

D-1

EXHIBIT E

[Deleted]

E-1

EXHIBIT F

Ground Lease Estoppel Certificate

F-1

EXHIBIT G

[Deleted]

G-1

EXHIBIT H

[Deleted]

H-1

EXHIBIT I

Form of Lease

I-1

EXHIBIT J

Assignment and Assumption of Ground Lease

J-1

EXHIBIT K

Guaranty of Lease

K-1

SCHEDULE 6.1.2

Contracts

None

SCHEDULE 6.1.5

Litigation

None